EXECUTION COPY

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

      This Agreement (this "AGREEMENT") is made as of the 13th day of October, 2004, by and among GVI Security Solutions, Inc., a Delaware corporation ("GVIS"), GVI Security, Inc., a Delaware corporation ("GVI" and, together with GVIS, the "COMPANIES"), William A. Teitelbaum ("TEITELBAUM") and Alarmax Distributors, Inc. ("ALARMAX").

                               W I T N E S S E T H

      WHEREAS, Teitelbaum is the holder of 13,493,932 shares of the common stock, par value $.001 per share (the "COMMON STOCK") of GVIS (the "TEITELBAUM INITIAL SHARES");

      WHEREAS, Teitelbaum contends that on May 10, 2000 he was issued a five year warrant to purchase 32,857 shares of common stock of GVI, at an exercise price of $0.10 per share (the "Warrant"), which Warrant is currently exercisable for 4,030,637 shares of Common Stock (after giving effect to the subsequent one-for-65 reverse stock split) at an aggregate exercise price of $3,285.70;

      WHEREAS, the Companies dispute the validity of the Warrant;

      WHEREAS, Alarmax commenced an action against GVIS in the Court of Common Pleas of Allegheny County, Pennsylvania, at GD-04-9170 which GVIS has removed to the United States District Court for the Western District of Pennsylvania (the "COURT") at 04-CV-0844 (the "ACTION") in which, among other things, Alarmax disputes the validity of the Receivable and alleges that GVIS has breached certain provisions of that certain Supplier Agreement dated as of April 30, 2001 (the "SUPPLY AGREEMENT");

      WHEREAS, GVI has denied all liability in the Action and has asserted a counterclaim (the "COUNTERCLAIM") against Alarmax asserting that Alarmax is obligated to GVI in the amount of approximately $203,000 in respect of certain goods sold to Alarmax by GVI (such obligation, the "RECEIVABLE");

      WHEREAS, GVIS has entered into a letter agreement dated August 5, 2004 with C.E. Unterberg, Towbin LLC, relating to the private placement of up to $30 million of GVIS Common Stock (the "UNTERBERG PRIVATE PLACEMENT");

      WHEREAS, upon the terms and subject to the conditions set forth herein GVIS desires to use a portion of the proceeds from the Private Placement to purchase from Teitelbaum, and Teitelbaum desires to sell to GVIS, up to $10 million of the Teitelbaum Initial Shares;

      WHEREAS, GVI is the wholly owned subsidiary of GVIS;

      WHEREAS, Teitelbaum is the principal stockholder of Alarmax; and

      WHEREAS, the parties desire to resolve any controversy between them upon the terms set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises, releases, representations, covenants and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Shares Delivery. GVIS shall deliver to Teitelbaum 650,000 shares of Common Stock (the "SETTLEMENT SHARES" and together with the Teitelbaum Initial Shares, the "TEITELBAUM SHARES").

      2. Receivable Settlement. Concurrently herewith, Alarmax shall pay to GVI $145,000 in full settlement of the Receivable.

      3. Amendment of 13D. Teitelbaum hereby covenants and agrees to file with the Securities and Exchange Commission ("SEC"), immediately following the date hereof, an amendment to the Schedule 13D filed with the SEC on March 1, 2004, and a Form 4, which filings shall disclose that Teitelbaum's ownership of GVIS securities consists solely of 14,143,932 shares of Common Stock.

      4. BMW. No later than thirty (30) days following the date hereof, Teitelbaum shall return to GVI that certain BMW automobile (VIN
5UXFA53512LP46193) (the "BMW") financed by GVI.

      5. Release and Covenant by Teitelbaum and Alarmax.

            (a) Concurrently herewith, Teitelbaum on his behalf and on behalf of any and all entities controlled by Teitelbaum, exclusive of Alarmax, voluntarily releases and forever discharges each of the Companies and their respective subsidiaries, affiliates, directors, officers, employees, shareholders, agents and representatives, and each of their successors and assigns (the "GVIS Releasees") from, and covenants not to sue or proceed against (or to encourage or induce any other person or entity to sue or proceed against) any of the GVIS Releasees on the basis of, any and all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, but not limited to, attorneys' fees), liens, damages, losses, actions, and causes of action, of any kind whatsoever (hereinafter referred to as "CLAIMS") whether due or owing in the past, asserted or not, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Agreement, including, without limiting the generality of the foregoing provisions, any and all causes of action or Claims which were asserted or could have been asserted in connection with the Warrant, the Action, his employment with GVI, the Action or the Supply Agreement; but excluding any Claims arising out of or related to any breach of this Agreement, the Note (as defined herein) (to the extent applicable), the Subordination Agreement (as defined herein) (to the extent applicable) or that certain Registration Rights Agreement dated February 19, 2004, as amended from time to time, between GVIS, Teitelbaum and other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT"). Teitelbaum represents and warrants to each of the GVIS Releasees that Teitelbaum has not transferred or assigned any such Claims to any other person or entity.


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

            (b) Concurrently herewith, Alarmax on its behalf and on behalf of any and all entities controlled by it, voluntarily releases and forever discharges the GVIS Releasees from, and covenants not to sue or proceed against (or to encourage or induce any other person or entity to sue or proceed against) any of the GVIS Releasees on the basis of, any and all Claims, whether due or owing in the past, asserted or not, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Agreement, including, without limiting the generality of the foregoing provisions, any and all causes of action or Claims, arising out of or related to the Supply Agreement, the Action, the disputed Receivable, and alleged breach of the Supply Agreement for which Alarmax asserted claims against GVI in the Action and the Counterclaim. This release specifically excludes any Claims arising out of or related to any breach of this Agreement. This release further excludes any and all Claims against the GVIS Releasees which are in any way related to, or arise out of, claims by third parties concerning the products of the Companies supplied to Alarmax pursuant to the Supply Agreement ("PRODUCT AND WARRANTY CLAIMS"), including, but not limited to, warranty claims (express or implied), negligence claims, product defect claims, claims for contribution and indemnity, claims for business loss, business interruption, personal injury and/or property damage, and any other tort, contract, statutory and/or equitable claim and/or claims arising out of Section 6 or 7 of the Supply Agreement. It is further agreed that (x) the preceding sentence is a reservation of rights that Alarmax may have under the Supply Agreement and at law or otherwise and is not intended to provide Alarmax with any additional rights and remedies, and (y) Alarmax expressly reserves and does not release any and all of such Product and Warranty Claims against the GVIS Releasees. Within five days of the date hereof, Alarmax shall file a Stipulation with the Court to have the Action dismissed with prejudice and take such other action and file such other documents with the Court as shall be necessary to terminate the Action.

      6. Release and Covenant Not to Sue by the Companies.

            (a) Concurrently herewith, each of the Companies, on their behalf and on behalf of any and all entities controlled by them, respectively, voluntarily releases and forever discharges Teitelbaum and each entity controlled by him other than Alarmax, from, and covenants not to sue or proceed against Teitelbaum on the basis of, any and all Claims, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Agreement, including, without limiting the generality of the foregoing provisions, any and all causes of action or Claims which were asserted or could have been asserted in connection with the Warrant, the Action, Teitelbaum's employment with GVI, or the Supply Agreement; but excluding any Claims arising out of or related to (i) any breach of this Agreement, the Note (to the extent applicable), the Subordination Agreement (to the extent applicable) or the Registration Rights Agreement, and (ii) the BMW or the finance agreement with respect to the BMW, except for regular monthly payments due under the finance agreement through the delivery of the BMW in accordance with Section 4 hereof. Each of the Companies represents and warrants to Teitelbaum that neither GVIS nor GVI has transferred or assigned any such Claims to any other person or entity.


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

            (b) Concurrently herewith, the Companies on their behalf and on behalf of any and all entities controlled by them, voluntarily releases and forever discharges Alarmax and its respective subsidiaries, affiliates, directors, officers, employees, shareholders, agents and representatives, and each of their successors and assigns (the "ALARMAX RELEASEES") from, and covenants not to sue or proceed against (or to encourage or induce any other person or entity to sue or proceed against) any of the Alarmax Releasees on the basis of, any and all Claims, whether due or owing in the past, asserted or not, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Agreement, including, without limiting the generality of the foregoing provisions, any and all causes of action or Claims, arising out of or related to the Supply Agreement, the Action, the disputed Receivable, and alleged breach of the Supply Agreement for which Alarmax asserted claims against GVI in the Action and the Counterclaim. This release specifically excludes any Claims arising out of or related to any breach of this Agreement. This release further excludes any and all Product and Warranty Claims against the Alarmax Releases which are in any way related to, or arise out of, claims concerning the products of the Companies, including, but not limited to, warranty claims (express or implied), negligence claims, product defect claims, claims for contribution and indemnity, claims for business loss, business interruption, personal injury and/or property damage, and any other tort, contract, statutory and/or equitable claim and/or claims arising out of
Section 6 or 7 of the Supply Agreement. It is further agreed that (x) the preceding sentence is a reservation of rights that the Companies may have under the Supply Agreement and at law or otherwise and is not intended to provide the Companies with any additional rights and remedies and (y) the Companies expressly reserve and do not release any and all such Product and Warranty Claims against the Alarmax Releasees.

      7. Confidentiality of Agreement. Except as may be required by law (including in any securities filings by GVIS or Teitelbaum), the terms and conditions of this Agreement are and shall be deemed confidential and shall not be disclosed by the Companies, Teitelbaum or Alarmax to any other person or entity, except to accountants, tax advisors or immediate family members, provided they agree to maintain the confidentiality of this Agreement.

      8. Non-disparagement. Each of the parties hereto agrees not to publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the other parties and/or their present and former respective members, managers, partners, director, shareholders, officers, employees, agents, attorneys, successors and assigns. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

      9. Representations, Warranties and Covenants of the Companies.


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

            (a) Each of the Companies hereby jointly and severally represents and warrants to Teitelbaum and Alarmax that:

                  (i) Each of the Companies has the requisite power and authority and legal capacity to enter into this Agreement and to carry out its obligations thereunder and to consummate the transactions contemplated hereby. All necessary corporate proceedings of the Companies have been duly taken to authorize the execution, delivery and performance of this Agreement, including, without limitation, the approval by the Board of Directors of GVIS. This Agreement has been duly and validly executed and delivered by each of the Companies and constitutes the legal, valid and binding agreement of each of the Companies, enforceable against each of them in accordance with its terms. Except for the required amendment to the lock-up provision of the Registration Rights Agreement permitting Teitelbaum's sale of the Teitelbaum Shares to GVIS as provided herein, no consent of any party to any contract, agreement, instrument, or understanding to which any of the Companies is a party, or by which any of their properties or assets is bound, is required for the execution, delivery or performance by the Companies of this Agreement and to consummate the transactions contemplated hereby.

                  (ii) None of the execution and delivery by either of the Companies of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby will (1) conflict with the Certificate of Incorporation or Bylaws of the Companies, (2) violate, result in the breach of or conflict with any law, rule, regulation order, judgment or decree binding on the Companies or which any of their operations, business, properties or assets is subject or (3) with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with or constitute or create a default under any material agreement to which either of the Companies is a party or by which either of them or any of their respective properties are bound.

            (b) GVIS represents and warrants to Teitelbaum that the Settlement Shares have been duly authorized by GVIS and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and delivered and fully paid and nonassessable shares of Common Stock.

            (c) GVIS has filed all forms, reports, statements and other documents required by law to be filed with the SEC including, without limitation, (1) all Annual Reports on Form 10-KSB, (2) all Quarterly Reports on Form 10-QSB, (3) all Reports on Form 8-K, (4) all other reports or registration statements and (5) all amendments and supplements to all such reports and registration statements (collectively referred to as the "REPORTS"). The Reports
(i) were prepared in all material respects in accordance with the requirements of applicable law (including the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Reports) and (ii) to the Company's knowledge, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, since the last quarterly report of GVIS on Form 10-QSB filed with the SEC on August 23, 2004, there have been no material events that require disclosure under the Exchange Act that have not been disclosed.


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

            (d) GVIS has provided Teitelbaum with copies of all comment letters from the SEC with respect to the Registration Statement on Form SB-2 (File No. 333-117064) (the "REGISTRATION STATEMENT") and advised Teitelbaum as to the status of the Registration Statement and GVIS shall continue to keep Teitelbaum advised of such matters. Teitelbaum acknowledges that such information may be material non-public information. Teitelbaum confirms to GVIS that he is aware that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company or from a person or entity having a fiduciary relationship or contractual non-disclosure arrangement or agreement with that company from purchasing or selling securities (or any interests therein) of such company, or from communicating such information to any other person under circumstances in which he is reasonably foreseeable that such person is likely to purchase or sell such securities (or any interests therein). Teitelbaum hereby confirms that he is aware of its responsibilities under such securities laws.

            (e) GVIS covenants and agrees that there will be no selling stockholders with respect to the Unterberg Private Placement or any other Private Placement and that except for the purchase of the Teitelbaum Initial Shares none of the proceeds of the Unterberg Private Placement or any other Private Placement will be used to repurchase any outstanding GVIS securities except that such proceeds may be used to repay securities issued in a bridge financing consummated in anticipation of a Private Placement.

            (f) GVIS represents and warrants that as of the date hereof it has provided Teitelbaum with true, complete and correct copies of the engagement letter and term sheet (each dated August 5, 2004) with respect to the Unterberg Private Placement, and, except as may be amended by this Agreement and with respect to the lock-up provisions, such documents have not as of the date hereof been amended, modified, supplemented or superseded (orally or in writing). GVIS further represents and warrants that as of the date hereof it has not been notified by C.E. Unterberg, Towbin LLC, either orally or in writing, that the Unterberg Private Placement shall not proceed.

      10. Representations, Warranties and Covenants of Teitelbaum.

            (a) Teitelbaum represents and warrants to each of the Companies that

                  (i) he is the sole owner of all rights, title and interest in and to the Teitelbaum Initial Shares and the Warrant free and clear of all Liens (as defined in Section 13 below);

                  (ii) subject to the lock-up provision of the Registration Rights Agreement, which shall be (or has been) amended to permit Teitelbaum's sale of the Teitelbaum Shares to GVIS as provided herein, Teitelbaum has the unrestricted right to sell, assign, transfer, convey and deliver to GVIS all right, title and interest in and to the Teitelbaum Shares without penalty or other adverse consequences, and upon the closing of any Teitelbaum Sale, GVIS will own the Teitelbaum Shares free and clear of all Liens;


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

                  (iii) he does not own, beneficially or otherwise, direct or indirectly, and has no claims to own, any equity interest or interest convertible into an equity interest in the Companies other than the Teitelbaum Shares and the Warrant, and he has no preemptive rights, rights of first refusal or similar rights with respect to any securities of the Companies; and

                  (iv) that the Settlement Shares are being acquired for his own account and not with a view to distribution within the meaning of the Securities Act

            (b) Notwithstanding any rights Teitelbaum may have pursuant to the Registration Rights Agreement or otherwise, Teitelbaum covenants and agrees that as of the earlier of (i) the effectiveness of the Registration Statement and
(ii) the closing of the Private Placement, he will not, without the consent of GVIS, offer, sell, contract to sell, pledge or otherwise dispose of, file (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Teitelbaum or any of his affiliates or any person in privity with Teitelbaum or any of his affiliates), directly or indirectly, including the filing or participation in the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of Common Stock of GVIS or any securities convertible into or exercisable or exchangeable for such Common Stock, now owned or hereafter acquired by Teitelbaum or any of his affiliates, including the Teitelbaum Initial Shares and the Settlement Shares, or publicly announce an intention to effect any such transaction, until the date which is fifteen months after the closing of the Private Placement (the "LOCK-UP TERMINATION DATE"). GVIS may impose stock transfer instructions with respect to such shares of Common Stock to enforce Teitelbaum's obligations under this Section 10(b). After the Lock-up Termination Date, Teitelbaum covenants and agrees that all sales shall be made pursuant to registration under the Securities Act and applicable state securities laws or an applicable exemption from such registration. The Company agrees that after the Lock-up Termination Date, Teitelbaum shall no longer be bound by the lock-up provisions then in effect pursuant to the Registration Rights Agreement. In the event that there is no closing of the Private Placement resulting in the purchase in accordance with Section 13 hereof by GVIS of at least $5 million of Teitelbaum Initial Shares ($2.5 million in cash and $2.5 million in principal amount of the Note) by the Early Termination Date, Teitelbaum shall no longer be subject to the lock-up provisions contained in this Section 10(b) and he shall be free to sell the Teitelbaum Initial Shares and the Settlement Shares subject to the terms of the Registration Rights Agreement and the lock-up provisions of Section 6 thereof. The Early Termination Date shall be December 31, 2004, unless extended as set forth in Section 10(c). Prior to the date hereof, GVIS has provided Teitelbaum with copies of all amendments to the Registration Rights Agreement and GVIS agrees, that, without the written consent of Teitelbaum, the lock-up provisions set forth in Section 6 of the Registration Rights Agreement will not be further amended to reduce the percentage of shares available for sale by Teitelbaum below 4% in any 90-day period.


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

            (c) In the event that the effectiveness of the Registration Statement occurs before the closing of the Private Placement, the lock-up restrictions during the period between the effectiveness of the Registration Statement until the closing of the Private Placement pertaining to Teitelbaum as set forth in Section 10(b) hereof (the "PRIVATE PLACEMENT RESTRICTION PERIOD") are specifically subject to an amendment to the Registration Rights Agreement which has been duly executed by holders of a majority of the Registrable Securities (as defined in the Registration Rights Agreement) restricting each signatory to the Registration Rights Agreement (except Europa International, Inc. and Thinking Technologies, L.P.), from selling any securities of GVIS during the Private Placement Restriction Period (the "MAJORITY HOLDERS LOCK-UP"). A copy of the executed amendment been provided to counsel for Teitelbaum. The limitations described in the preceding sentence shall in no way limit the lock-up restrictions contained in Section 10(b) hereof following the closing of a Private Placement. Further, the Early Termination Date may be extended by GVIS from December 31, 2004 to March 31, 2005 (such period the "EXTENSION PERIOD") if (i) beginning at December 31, 2004 GVIS continues to use commercially reasonable efforts to offer and sell securities in the Unterberg Private Placement during the Extension Period or GVIS has entered in an engagement letter with another placement agent no later than December 31, 2004 with respect to a Private Placement of GVIS securities and is using commercially reasonable efforts to offer and sell the securities in the Private Placement during the Extension Period and (ii) the Registration Rights Agreement is further amended to extend the Majority Holders Lock-up to be restricted from selling any securities of GVIS owned by them during the Extension Period. GVIS shall provide Teitelbaum with (x) reasonable written notice, no later than January 6, 2005, if it decides to exercise the Extension Period and (y) reasonable documentation that the conditions set forth in the preceding sentence have been satisfied.

      11. Representations and Warranties of Alarmax. Alarmax hereby represents and warrants to each of the Companies that:

            (a) Alarmax has the requisite power and authority and legal capacity to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate proceedings of Alarmax have been duly taken to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Alarmax and constitutes the legal, valid and binding agreement of Alarmax, enforceable against Alarmax in accordance with its terms. No consent of any party to any contract, agreement, instrument, or understanding to which Alarmax is a party, or by which any of its properties or assets is bound, is required for the execution, delivery or performance by Alarmax of this Agreement and to consummate the transactions contemplated hereby.

            (b) Neither the execution and delivery by Alarmax of this Agreement, the performance of its obligations hereunder nor the consummation of the transactions contemplated hereby will (i) conflict with its Certificate of Incorporation or Bylaws or (ii) violate, result in the breach of or conflict with any law, rule, regulation order, judgment or decree binding on it or which any of its operations, business, properties or assets is subject or (iii) with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with or constitute or create a default under any material agreement to which Alarmax is a party or by which it or any of its properties are bound.


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

      12. Certain Deliveries. On the date hereof:

            (a) Teitelbaum will deliver to the Companies (i) (x) the Warrant for cancellation or a (y) duly executed Affidavit of Loss and Indemnity, and (ii) duly executed transfers of title and such other documents as may be necessary to transfer the BMW to the Companies;

            (b) Alarmax will pay GVI $145,000 by check of immediately available funds to an account designated by GVI;

            (c) GVIS will (i) deliver to Teitelbaum an executed copy of instructions to the transfer agent of GVIS directing the issuance to Teitelbaum of a certificate for 650,000 shares of Common Stock (representing the Settlement Shares) and (ii) pay to Teitelbaum by check the sum of $40,000 to reimburse Teitelbaum for legal fees and expenses pursuant to Section 15(j); and

            (d) each party will deliver such other documents reasonably requested of it to be delivered to effectuate the transactions contemplated by this Agreement.

      13. GVIS Stock Sale.

            (a) Upon completion by GVIS of the Private Placement raising Net Proceeds (defined below) of $20 million or more, GVIS shall, subject to the provisions set forth below, at such place and date designated below, use the Net Proceeds from the Private Placement to purchase, and Teitelbaum shall sell, $10 million of Teitelbaum Initial Shares at the same price per share of Common Stock (with no value allocated to any warrants which may be issued in the Private Placement) sold by GVIS in the Private Placement. GVIS shall deliver notice (the "PURCHASE NOTICE") to Teitelbaum upon its reasonable belief that it will have an obligation to purchase the Teitelbaum Initial Shares in accordance with this
Section 13(a). The Purchase Notice shall set forth the amount of Teitelbaum Initial Shares GVIS is obligated to purchase and the price per share. The purchase price and the consideration to be paid by GVIS shall consist of cash payable at closing in the amount of $5 million and a subordinated promissory note (the "NOTE") in the principal amount of $5 million a copy of which is attached hereto as Exhibit A; provided, however, for each dollar of Net Proceeds raised in the Private Placement in excess of $20 million and less than $25 million the cash portion of the purchase price shall be increased by $0.50 and the principal amount of the Note shall be decreased by $0.50; provided, further, for each dollar of Net Proceeds raised in the Private Placement of $25 million or more and less than or equal to $27.5 million, the cash portion of the purchase price shall be increased by $1.00 and the principal amount of the Note shall be decreased by $1.00. Notwithstanding anything to the contrary in this Agreement, in the event the price per share of the Common Stock in any Private Placement is $1.75 or less, Teitelbaum shall not be obligated to sell the Teitelbaum Initial Shares to GVIS in accordance with this Section 13(a); further, in the event Teitelbaum decides not to sell his Teitelbaum Initial Shares to GVIS in accordance with this sentence, GVIS shall no longer be obligated to purchase the Teitelbaum Initial Shares in accordance with this
Section 13(a). "NET PROCEEDS" for purposes of this Agreement shall mean the gross proceeds from the sale of securities in the Private Placement less the cash commission compensation payable to the placement agent for such Private Placement.


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

            (b) Upon the completion by GVIS of the Private Placement raising Net Proceeds of less than $20 million, GVIS shall, subject to the provisions set forth below, at such place and date designated below, use the Net Proceeds from the Private Placement to purchase, and Teitelbaum shall sell, such number of Teitelbaum Initial Shares as may be purchased with 50% of the Net Proceeds of Private Placement at the same price per share of Common Stock (with no value allocated to any warrants which may be issued in the Private Placement) sold by GVIS in the Private Placement. The purchase price and the consideration to be paid by GVIS shall consist of (x) cash payable at closing in the amount of 50% of the aggregate purchase price of the Teitelbaum Initial Shares required to be purchased under this Section 13(b) (25% of the Net Proceeds) and (y) a Note in the principal amount of 50% of the aggregate purchase price of the Teitelbaum Initial Shares required to be purchased under this Section 13(b) (25% of the Net Proceeds). GVIS shall deliver a Purchase Notice to Teitelbaum upon its reasonable belief that it will have an obligation to purchase the Teitelbaum Initial Shares in accordance with this Section 13(b). The Purchase Notice shall set forth the amount of Teitelbaum Initial Shares GVIS is obligated to purchase and the price per share. Notwithstanding anything to the contrary in this Agreement, in the event the price per share of the Common Stock in any Private Placement is $1.75 or less, Teitelbaum shall not be obligated to sell the Teitelbaum Initial Shares to GVIS in accordance with this Section 13(b); further, in the event Teitelbaum decides not to sell his Teitelbaum Initial Shares to GVIS in accordance with this sentence, GVIS shall no longer be obligated to purchase the Teitelbaum Initial Shares in accordance with this
Section 13(b).

            (c) Teitelbaum acknowledges that the Unterberg Private Placement is being sold on a "best efforts" basis and there is no certainty as to the amount of the proceeds, if any, of the Unterberg Private Placement or from any other Private Placement. In the event the Private Placement is not consummated, the releases and covenants provided by Teitelbaum in this Agreement, except as otherwise expressly provided herein, shall remain in full force and effect and GVIS shall have no further obligation to purchase any Teitelbaum Initial Shares hereunder.

            (d) In the event that Teitelbaum receives less than $650,000 as consideration for the purchase of the Teitelbaum Initial Shares pursuant to this Agreement by March 31, 2005 (the "PURCHASE DEADLINE"), GVIS, at the option of Teitelbaum, shall purchase from Teitelbaum at such place and date designated below, such number of additional Teitelbaum Initial Shares, or 650,000 Teitelbaum Initial Shares if no Teitelbaum Initial Shares have been purchased by the Purchase Deadline, at a purchase price of $1.00 per share (subject to adjustment for any stock split, recapitalization, combination or similar event effecting the Common Stock of GVIS occurring after the date hereof) so that GVIS has purchased an aggregate of $650,000 of Teitelbaum Initial Shares. Teitelbaum shall deliver written notice to GVIS upon his election for GVIS to purchase such shares no later than 3 business days after the Purchase Deadline. Any purchase by GVIS in accordance with this Section 13(d) shall not count toward the 4% limitation in the lock-up provisions in Section 6 of the Registration Rights Agreement.

            (e) For purposes of this Agreement, the term "PRIVATE PLACEMENT" shall mean the Unterberg Private Placement or one or more sales by GVIS of its Common Stock or securities convertible into Common Stock consummated no later than March 31, 2005 for the purpose of raising equity capital; provided, however, the term Private Placement shall not include any issuance or sale of
(i) securities to Laurus Master Fund, Ltd ("LAURUS") or its affiliates in connection with conversion of debt with respect to the financing completed on May 27, 2004 with Laurus or additional sums borrowed from Laurus in accordance with the $5 million Secured Revolving Note and the accounts receivable facility as set forth in that certain Security Agreement by and between GVIS and Laurus dated May 27, 2004, (ii) debt securities exclusive of any equity securities or securities convertible into equity or (iii) securities in connection with any bridge financing consummated prior to December 21, 2004 in anticipation of either the (A) Unterberg Private Placement or (B) a Private Placement in which Oppenheimer or its affiliates acts as placement agent.

            (f) The indebtedness of the Companies to Teitelbaum under the Note shall be subordinated to the indebtedness of the Companies to Lauras in accordance with a subordination agreement, reasonably satisfactory to the Teitelbaum and the Companies to be entered into by the Companies, Teitelbaum and Lauras (to the extent applicable) (the "SUBORDINATION AGREEMENT") at the Stock Closing (as defined below) with respect to the Teitelbaum Initial Shares. The Subordination Agreement is attached hereto as Exhibit B.

            (g) GVIS agrees that it will direct the placement agent in any Private Placement to deposit in escrow with Kronish Lieb Weiner and Hellman, LLP, or a bank of national standing reasonably satisfactory to Teitelbaum at the time of closing of the Private Placement such cash amount from the Net Proceeds of the Private Placement which are necessary to repurchase the Teitelbaum Initial Shares in accordance with this Agreement.

            (h) The closing of the purchase of the Teitelbaum Initial Shares shall be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036 or such other place as GVIS and Teitelbaum shall agree no later than the next business day following a closing of the Private Placement triggering the purchase of the Teitelbaum Initial Shares pursuant to Sections 13(a) or 13(b) hereof. The Stock Closing with respect to the purchase and sale of Teitelbaum Initial Shares as provided in
Section 13(d) hereof shall occur no later than five business days after the Purchase Deadline. At each Stock Closing, Teitelbaum shall deliver to GVIS (i) a certificate or other instrument executed by Teitelbaum containing representations to the effect that (x) Teitelbaum owns all right title and interest in and to such shares as may transferred at any such closing, free and clear of all liens, encumbrances, security interests, mortgages, hypothecations, pledges, restrictions, option agreements or arrangements, rights of first refusal, charges, claims or other rights of any kind (collectively, "LIENS") and
(y) Teitelbaum has the unrestricted right to sell, assign, transfer, convey and deliver to GVIS all right, title and interest in and to the Teitelbaum Initial Shares, as may be transferred at such closing without penalty or other adverse consequences, and upon the Stock Closing, GVIS will own the Teitelbaum Initial Shares free and clear of all Liens, (ii) such other documents as may be reasonably requested by GVIS and (iii) duly executed stock powers and such other documents as may be necessary to transfer the Teitelbaum Initial Shares being then sold to GVIS. GVIS shall wire to an account designated by Teitelbaum payment of the purchase price in immediately available funds. There may be more than one Stock Closing. Each such closing described in this Section 13(h) shall be referred to as a "STOCK CLOSING" hereunder.

      14. Indemnification.

            (a) Indemnification by Teitelbaum. Teitelbaum agrees to indemnify and hold harmless the Companies, their officers and directors, employees, agents and representatives and affiliates and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any untruth, inaccuracy, or breach of any of the representations, warranties, covenants or agreements of Teitelbaum contained in this Agreement, the Note (to the extent applicable), the Subordination Agreement (to the extent applicable) or in any other document furnished by Teitelbaum to any of the foregoing in connection with this transaction.

            (b) Indemnification by Alarmax. Alarmax agrees to indemnify and hold harmless the Companies, their officers and directors, employees, agents and representatives and affiliates and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any untruth, inaccuracy, or breach of any of the representations, warranties, covenants or agreements of Alarmax contained in this Agreement or in any other document furnished by Alarmax to any of the foregoing in connection with this transaction.

            (c) Indemnification by the Companies. The Companies agree to indemnify and hold harmless Teitelbaum and Alarmax, its officers and directors, employees, agents, representatives and affiliates and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any untruth, inaccuracy, or breach of any of the representations, warranties, covenants or agreements of the Companies contained in this Agreement, the Note (to the extent applicable), the Subordination Agreement (to the extent applicable) or in any other document furnished by the Companies to any of the foregoing in connection with this transaction.

            (d) Notices of Claims. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 14(a), 14(b) or 14(c) such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
Section 14, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the indemnified party reasonably believes it is advisable for it to be represented by separate counsel because there exists a conflict of interest between its interests and those of the indemnifying party with respect to such claim, or there exist defenses available to such indemnified party which may not be available to the indemnifying party, or if the indemnifying party shall fail to assume responsibility for such defense, the indemnified party may retain counsel satisfactory to it and the indemnifying party shall pay all fees and expenses of such counsel. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or which requires action other than the payment of money by the indemnifying party. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably requested in connection with the defense of such claim and litigation resulting therefrom.

      15. Miscellaneous.

            (a) Entire Agreement; Amendment. This Agreement supersedes all prior oral and written agreements between the parties and their affiliates with respect to the subject matter hereof. This Agreement and the other documents and agreements between the parties and their affiliates which are referred to herein or executed contemporaneously herewith set forth the entire agreement among the parties with respect to the subject matter hereof and thereof. No agreement shall be effective to change, modify, waive, release, amend, terminate, discharge or effect an abandonment of this Agreement, in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by the party against whom enforcement of the change, modification, waiver, release, amendment, termination, discharge or effectuation of the abandonment is sought.

            (b) Survival of Representations and Warranties. The representations and warranties of the Companies, Teitelbaum and Alarmax contained in or made pursuant to this Agreement, shall survive the execution and delivery of such documents and the Closing for a period of 15 months and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Companies, Teitelbaum or Alarmax.

            (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same agreement. This Agreement shall be binding on the parties hereto notwithstanding that the parties are not all signatories to the same counterpart so long as each party shall have executed and delivered a counterpart of this Agreement. The transmission of a signed counterpart of this Agreement by telecopier shall constitute sufficient delivery hereof.

            (d) Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflict of laws principles thereof; provided, however, this Agreement as between Alarmax and the Companies shall be governed by and construed in accordance with the governing law provisions set forth in
Section 13 of the Supply Agreement.

            (e) Successors and Assigns; Assignment. This Agreement and the provisions hereof shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, beneficiaries, personal representatives, executors, successors and permitted assigns (and in the case of indemnities to benefits of all persons indemnified). This Agreement and the rights and obligations hereunder shall not be assigned by any party hereto without the prior written consent of the other parties hereto; except that GVIS may assign this Agreement without the consent of any party hereto in the case of a merger of GVIS in which GVIS is not the surviving entity.

            (f) Further Assurances. Each party shall, at any time and from time to time after the date hereof, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to procure for any party, and his, her or its successors and assigns, the benefits intended to be conferred upon such party under this Agreement.

            (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions or agreements of the parties contemplated hereby are not affected in any manner materially adverse to any party; provided, however, that upon a finding by a court of competent jurisdiction that any of the releases and covenants provided for in Sections 5 through 6 hereof are illegal, void, or unenforceable, the Companies, Teitelbaum or Alarmax, as the case may be, agrees to execute a release, waiver and/or covenant that is legal and enforceable. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

            (h) Jurisdiction, Venue, Service of Process. Any action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the state of New York residing in the borough of Manhattan or of the United States of America for the Southern District of New York, in the borough of Manhattan, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts; provided; however, any action or proceeding with respect to this Agreement or the matters reserved by the Companies or Alarmax in Sections 5(b) or 6(b) shall be brought in accordance with the jurisdiction procedures set forth in Section 13 of the Supply Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or any related document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any related document may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or (provided that process shall be served in any manner referred to in the following sentence) that service of process upon such party is ineffective. Each party hereto agrees that service of process in any such action, suit or proceeding against it with respect to this Agreement may be made upon it in any manner permitted by the laws of the state of New York or the federal laws of the United States or as follows: (i) by personal service or by certified or registered mail to the party's designated agent for such service in such state, or (ii) by certified or registered mail to the party at its address provided for in subsection (i) below. Service of process in any manner referred to in the preceding sentence shall be deemed, in every respect, effective service of process upon such party.

            (i) Notices. Any and all notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing, signed by or on behalf of the party by which given, and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by first class mail, postage prepaid, or (iii) delivered to the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, in each case to the appropriate addresses and telecopier numbers set forth as follows:

                  If to any of the Companies:

                           GVI Security Solutions, Inc.
                           1621 West Crosby Road, Suite 104
                           Carrollton, Texas 75006
                           Fax: (972) 245-7333
                           Attn: Nazzareno Paciotti

                  with a copy to:

                           Kronish Lieb Weiner & Hellman LLP
                           1114 Avenue of the Americas
                           New York, New York 10036
                           Fax: (212) 479-6275
                           Attn:  Alison Newman, Esq.

                  If to Teitelbaum:

                           William Teitelbaum
                           4 Winston Court
                           Dix Hills, New York 11746
                  with a copy to:

                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                           Park Avenue Tower
                           65 East 55th Street
                           New York, New York 10022
                           Fax: (212) 451-2222
                           Attn: James F. Gellman, Esq. and Sam Schwartz, Esq.

                  If to Alarmax:

                           Alarmax Distributors, Inc.
                           Building 9, Suite 310
                           Foster Plaza
                           750 Holiday Drive
                           Pittsburgh, PA 15220
                           Fax:  (412) 921-4333
                           Attn:  Roger Graf

                  with a copy to:

                           Reed Smith LLP
                           435 Sixth Avenue
                           Pittsburgh, PA 15219
                           Fax:  (412) 288-3063
                           Attn: Joseph F. Rodkey, Jr. Esq.

or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith. A notice of change of address shall not be deemed given until delivered to the addressee.

            (j) Expenses. Except as provided herein, each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and with the transactions contemplated hereby including, without limitation, all fees of legal counsel, auditors and financial advisors; provided; however, the Companies agree to reimburse Teitelbaum concurrently herewith for the actual, documented and reasonable legal costs and expenses incurred by him in connection with the negotiation, preparation, execution or performance of this Agreement (and all prior negotiations with respect thereto, including, without limitation, the settlement agreement contemplated by the parties hereto with respect to the Term Sheet executed in May 2004) and with the transactions contemplated hereby, up to $40,000, in accordance with invoices previously delivered by Teitelbaum.

            (k) Headings. The headings of sections in this Agreement are for reference only and shall not limit or control the meaning thereof.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                 GVI SECURITY SOLUTIONS, INC.


                                                 By:____________________________
                                                 Name:
                                                 Title:



                                                 GVI SECURITY, INC.


                                                 By:____________________________
                                                 Name:
                                                 Title:


                                                 ALARMAX DISTRIBUTORS, INC.


                                                 By:____________________________
                                                 Name:
                                                 Title:


                                                 -------------------------------
                                                 William A. Teitelbaum